Exhibit 99.1
News Release
For Immediate Release
October 7, 2010	For Further Information Contact:
George Lancaster, Hines
713/966-7676
george.lancaster@hines.com

HINES REIT'S CHASE TOWER IN DALLAS

AWARDED LEED® GOLD CERTIFICATION

(DALLAS) – The Dallas office of Hines, the international real estate firm, announced today that Chase Tower has received Gold certification under the U.S. Green Building Council’s LEED® rating system for Existing Buildings.

Hines undertook numerous sustainability measures, including: installation of low-flow fixtures and whole-building water metering; building commissioning; changing to lamps with low mercury content; implementation of comprehensive recycling and green cleaning programs; and roll out of Hines’ GREEN OFFICE for Tenants program, designed to reduce environmental impacts in tenant spaces.

Chase Tower is also recognized by the U.S. Environmental Protection Agency with an ENERGY STAR® label.  With a current rating of 82, Chase Tower is 29 percent more energy efficient and saves $1.15 million in energy costs per year when compared to the national average office building.  This translates to estimated annual greenhouse gas reductions equivalent to removing 1,500 passenger vehicles from the road.

Acquired by Hines REIT in 2007, Chase Tower is a 55-story, 1.2 million-square-foot office tower located in midtown Dallas.  Referred to as “The Keyhole Building” for its seven-story open-air feature near the building’s curved glass crown, Chase Tower was designed by Skidmore, Owings & Merrill and was completed in 1997.

Hines REIT President and CEO Charles Hazen said, “Chase Tower is the only high-rise commercial office building in the downtown/arts district of Dallas to have met the LEED Gold standard, indicating that it continues to offer the highest level of quality and services to its tenants.”

The property is leased to tenants including:  Deloitte LLP; Fulbright & Jaworski; JPMorgan Chase; and Locke Lord Bissell & Liddell LLP.  Hines oversees management and leasing for the building.

Hines REIT is a Houston-based public real estate investment trust sponsored by Hines.  Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including Chase Tower, Hines REIT currently owns interests in 59 properties, two of which are located outside of the United States.  For additional information about Hines REIT, please see www.hinesrei.com.

Hines is one of the most sustainable real estate companies in the world.  In 2010, Hines was recognized by the EPA, for the third time, with the ENERGY STAR Sustained Excellence Award; Hines manages 153 labelled buildings, representing more than 77 million square feet, in the ENERGY STAR program.  Twelve Hines development or redevelopment projects, representing more than six million square feet, have been designated as Designed to Earn the ENERGY STAR.

Hines is also a leader in the U.S. Green Building Council’s programs, with 202 projects, representing more than 107 million square feet that have been certified, pre-certified or registered under the various LEED® rating systems.  Hines was a founding member of the German Sustainable Building Council and the Russian Green Building Council, and is active in the Green Building Council Brasil, the Green Building Council España, the Green Building Council Italia, the Indian Green Building Council, the BRE Environmental Assessment Method program in the United Kingdom and the Haute Qualité Environnementale program in France.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The firm’s historical and current portfolio of projects that are underway, completed, acquired and managed for third parties includes 1,119 properties representing more than 457 million square feet of office, residential, mixed-use, industrial, hotel, medical and sports facilities, as well as large, master-planned communities and land developments.  With offices in 100 cities in 17 countries, and controlled assets valued at approximately $23 billion, Hines is one of the largest real estate organizations in the world.  Visit www.hines.com for more information.  To learn more about sustainability at Hines, visit www.hines.com/sustainability.